UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2011

TRANS WORLD ENTERTAINMENT
CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-14818	14-1541629
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

38 Corporate Circle,
Albany, New York 12203
(Address of principal executive offices)

(518) 452-1242
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2011, Trans World Entertainment Corporation (the “Company”) entered into a Separation Agreement and Release (the “Agreement”) with John J. Sullivan, the Principal Accounting Officer and former Chief Financial Officer of the Company. Pursuant to the Agreement, on January 6, 2012, Mr. Sullivan will resign from his position as Principal Accounting Officer, as an employee of the Company and from all other positions that Mr. Sullivan holds with the Company and its affiliates.

Subject to his providing a general release of claims and complying with the terms and conditions of the Agreement, Mr. Sullivan will be entitled to the separation payments and benefits under the Agreement. In particular, Mr. Sullivan will be entitled to payment of his base salary for a period of one year following his date of separation, payment of the 2011 annual bonus that he would otherwise be entitled to receive, continuation of his health and life insurance benefits for a period of one year following separation, and payment of his benefit under the Trans World Entertainment Corporation Supplemental Executive Retirement Plan, in accordance with and subject to the terms and conditions of the Plan. In addition, Mr. Sullivan will be entitled to exercise certain of the stock options previously granted to him by the Company for an additional period ending December 12, 2012.

In order to receive the payments and benefits under the Agreement, in addition to his providing a release of claims, Mr. Sullivan must comply with specified restrictions relating to confidentiality, noncompetition and nonsolicitation, and must cooperate with the Company and provide certain transition services to the Company at the Company’s request.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2011	TRANS WORLD ENTERTAINMENT CORPORATION

	By:	/s/ Michael J. Honeyman
		Name:	Michael J. Honeyman
		Title:	President and Chief Operating Officer